UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2013

Tree.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	00134063	26-2414818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2013, the board of directors of Tree.com, Inc. elected Neal Dermer as a director.  The board of directors also appointed Mr. Dermer to replace W. Mac Lackey as a member of the Compensation Committee. The Compensation Committee is now comprised of Peter Horan and Mr. Dermer with Mr. Horan as the Chair.

Mr. Dermer, 44, has served as a Vice President and the Treasurer of Liberty Interactive Corporation (including its predecessors, “Liberty Interactive”) and Liberty Media Corporation (including its predecessor) since November 2011.  He has held a number of positions with Liberty Interactive since 1995, and previously, he was an auditor with KPMG.  Mr. Dermer has held an active CPA license since 1992.

In consideration of his service on the board and the Compensation Committee, Mr. Dermer will be compensated in accordance with the compensation plan for outside directors previously approved by the board.

Mr. Dermer was nominated to the board of directors by Liberty Interactive in accordance with the terms of the Spinco Agreement dated May 13, 2008 by and among IAC/Interactive Corp, Liberty Interactive and certain other parties. The Spinco Agreement generally provides that so long as Liberty Interactive beneficially owns securities of our company representing at least 20% of the total voting power, Liberty Interactive has the right to nominate up to 20% of the directors (rounded up). Any director nominated by Liberty Interactive must be reasonably acceptable to a majority of the directors on our board who were not nominated by Liberty Interactive. All but one of Liberty Interactive’s nominees serving on our board must qualify as independent under applicable stock exchange rules. Our board determined that Mr. Dermer is independent under the rules of the NASDAQ Stock Market.

Except as described above, there are no arrangements or understandings between Mr. Dermer and any other person pursuant to which Mr. Dermer was selected as a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREE.COM, INC.
June 25, 2013
	By:	/s/ Katharine Pierce
Katharine Pierce
Senior Vice President, General Counsel and Corporate Secretary

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